UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February  28, 2003

SYSCOMM INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-22693	11-2889809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Kingsbridge Road, Fairfield, New Jersey	07004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:           (973) 227-8772

Item 5.     Other Events

         Effective March 27, 2002, Applied Digital Solutions, Inc. (“ADS”), the majority stockholder of SysComm International Corporation (“SysComm”), entered into a Third Amended and Restated Term Credit Agreement with IBM Credit Corporation (“IBM”). Based on the Current Report on Form 8-K filed by ADS with the Securities and Exchange Commission on March 6, 2003, under the terms of the agreement, ADS was required to repay IBM $29.8 million in principal and $16.4 million in accrued interest and expenses on or before February 28, 2003. Management understands that ADS did not make such payment.

         The failure of ADS to comply with the payment terms constitutes a default under the credit agreement, and, as a result IBM may terminate its commitments to ADS and accelerate the maturity of all amounts owed IBM by Applied Digital Solutions, including any amounts advanced to SysComm by ADS. The shares of SysComm's common stock, which are owned by ADS, are pledged as collateral for amounts outstanding under the credit agreement. The exercise by IBM of its rights with respect to those shares could result in a change of control of SysComm. In addition, IBM has a security interest in all of SysComm's assets, up to the amount advanced to SysComm from ADS under a line of credit. At February 28, 2003, SysComm did not owe ADS any amounts under the line of credit and, as a result of SysComm's current cash position and other financing arrangements with IBM, management believes that future borrowings from ADS under the line of credit will be minimal.

         Any amounts owed by SysComm to ADS bear interest at the same rate as paid by ADS to IBM. Management understands that, because of the failure of ADS to make the payments required under the credit agreement, amounts outstanding under the credit agreement now bear interest at an annual rate of 25%.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSCOMM INTERNATIONAL CORPORATION (Registrant)
Date: March 14, 2003	By:	/s/ J. Robert Patterson
J. Robert Patterson Chief Financial Officer